SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WORLD ACCEPTANCE CORPORATION

(Exact name of registrant, as specified in its charter)

South Carolina	57-0425114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

108 Frederick Street

Greenville, South Carolina 29607

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (864) 298-9800

WORLD ACCEPTANCE CORPORATION

2002 STOCK OPTION PLAN

(Full title of the plan)

A. Alexander McLean, III

Executive Vice President and Chief Financial Officer

108 Frederick Street

Greenville, South Carolina 29607

(Name and address of agent for service)

(864) 298-9800

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value per share	600,000(1)	$13.71(2)	$8,226,000(2)	$665.48

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of Common Stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.
(2)	In accordance with Rule 457(h)(1) of Regulation C, the maximum offering price per share is computed on the basis of the average high and low prices for the Common Stock of World Acceptance Corporation on July 25, 2003 as reported on the Nasdaq National Market System.

PART II INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by World Acceptance Corporation (the “Company”) are incorporated by reference into this registration statement:

(a)	the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003;

(b)	the Company’s current report on Form 8-K filed on April 25, 2003;

(c)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2003; and

(d)	the description of the Company’s common stock, no par value per share, as set forth in the Company’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or that deregisters all of such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 33-2-102(e) of the South Carolina Business Corporation Act of 1988 (the “Business Corporation Act”) enables a corporation that has a class of voting shares registered pursuant to Section 12 of the Securities Exchange Act of 1934 to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 33-8-330 of the Business Corporation Act (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s articles of incorporation contain provisions limiting the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

Sections 33-8-500 to 33-8-580 of the Business Corporation Act provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings had no reasonable cause to believe that the challenged conduct was unlawful. A South Carolina corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

The Company’s articles of incorporation provide for indemnification of directors and officers of the Company to the fullest extent permitted by the Business Corporation Act.

Section 33-8-570 of the Business Corporation Act authorizes the Company to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. The Company has obtained policies insuring its directors and officers and directors and officers of its subsidiary companies, and the Company and its subsidiary companies to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they shall become legally obligated to pay.

Item 8.	Exhibits.

See the Exhibit Index.

Item 9.	Undertakings.

The Company hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on July 28, 2003.

WORLD ACCEPTANCE CORPORATION

By:	/s/ A. ALEXANDER MCLEAN, III
A. Alexander McLean, III Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 28, 2003.

SIGNATURE	TITLE

/s/ CHARLES D. WALTERS Charles D. Walters	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ A. ALEXANDER MCLEAN, III A. Alexander McLean, III	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ DOUGLAS R. JONES Douglas R. Jones	Director

Ken R. Bramlett, Jr.	Director

/s/ JAMES R. GILREATH James R. Gilreath	Director

William S. Hummers, III	Director

Charles D. Way	Director

EXHIBIT INDEX

Exhibit Number	Description	Filed herewith(*) or Incorporated by Reference from Previous Exhibit Number	Company Reg. No. or Report
3.1	Second Amended and Restated Articles of Incorporation of the Company, as amended	*

4.1	Articles 3, 4 and 5 of the Company’s Second Amended and Restated Articles of Incorporation, as amended (included in Exhibit 3.1)	*

4.2	Article II, Section 9 of the Company’s Amended Bylaws	3.2	Registration Statement on Form S-1 (SEC File No. 33-42879)

4.3	Specimen Stock Certificate	4.1	Registration Statement on Form S-1 (SEC File No. 33-42879)

5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.	*

23.1	Consent of KPMG LLP	*

23.2	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)	*

99.1	World Acceptance Corporation 2002 Stock Option Plan	Appendix A	Schedule 14A filed July 1, 2002